EXHIBIT 99.1

OCTUS RECRUITS SENIOR MANAGERS TO PURSUE ENERGY EFFICIENCY AND ALTERNATIVE ENERGY OPPORTUNITIES

Davis, California (February 26, 2009) -- Octus Inc (OTCBB: OCTI.OB) today announced that, effective February 24, 2009, it has hired Chris Soderquist as Chief Executive Officer of the Company and George Ecker as Chief Financial Officer.  Soderquist and Ecker were also elected Directors of the Company.

Octus, which will do business under the banner of Octus Energy, seeks to establish itself as a leader in the alternative energy creation and conservation industries based on its “Repower, Renew, Results” strategy.  The company will actively seek to license, acquire and commercialize industry-leading energy-efficiency solutions, in addition to pursuing the development and management of energy creation and conservation projects. As part of the transaction, Mr. Ecker and Mr. Soderquist have entered into three-year employment agreements with the Company and were subsequently each issued 15,000,000 shares of common stock for the contribution of services to the Company.

Mr. Soderquist has 17 years experience founding, managing, capitalizing and selling companies.  Most recently, he co-founded and served as Managing Director of Crescendo, a luxury real estate investment firm that was acquired in 2008 by Abercrombie and Kent.  He also created and sold a marketing strategy firm that he grew to 130 clients and sold, and founded and directed several software companies.  Previously Mr. Soderquist managed two business incubators, Technology Development Center and Venture Lab, and served on the board of directors of waste-to-energy company Sierra Energy, the Sacramento Entrepreneurship Academy (of which he was president for three years), the Sacramento Area Regional Technology Alliance, and UC Davis Connect.  He earned a BS from Cal Poly, San Luis Obispo, and an MBA from the University of California, Davis.

Mr. Ecker is the President and Director of Nova Mobility Systems, a company specializing in the design and manufacture of rugged handheld mobile computers.  He has more than 25 years of entrepreneurial and management experience in international and domestic ventures.  Previously, Mr. Ecker was the President and Managing Director of Channel Financial Group, a financial services company providing corporate consulting and strategic services to international private equity managers.  He holds a Bachelor of Science degree in Finance, with honors, from the University of the State of New York.

“We intend for Octus to be a uniquely positioned clean energy company that commercializes energy-efficiency solutions as the owner and developer of energy creation and conservation projects and products,” explained Ecker. “We intend to acutely focus on deploying and capitalizing market-ready solutions that produce immediate and sustainable economic and environmental benefits.”

“Economic, innovation and public policy developments are creating an opportune environment for Octus,” said Soderquist. “Organizations are seeking pragmatic and immediate measures to reduce their energy costs. Innovative alternative energy and energy efficiency solutions are primed for commercialization. And, the Federal Stimulus Plan has more than $16 billion in relevant funding, including $4.5 billion to increase the energy efficiency of federal buildings, $6.3 billion in state energy-efficiency and clean-energy grants, and $6 billion in loan guarantees for renewable energy systems, biofuel projects, and electric-power transmission facilities. There is an immediate, paramount opportunity for Octus to create and conserve energy through our proactive strategy.”

# # #

About Octus Inc.

Octus Energy intends to create, conserve and capitalize energy. The company intends to commercialize and finance industry-leading solutions that realize energy efficiencies and create renewable energy. The company anticipates its “Repower, Renew, Results” strategy will be implemented through two divisions:

‣Projects: Capitalize, own and manage renewable energy and energy efficiency projects through the creation of special purpose entities and the execution of power purchase agreements and energy savings agreements (performance contracting).

‣Products: License, acquire and commercialize industry-leading energy efficiency products, including lighting, lighting controls, HVAC systems, and water heating.

Please see www.octusenergy.com